Exhibit 10.1

BLUE APRON HOLDINGS, INC.

Executive Severance Benefits Plan

1.         Establishment of Plan.  Blue Apron Holdings, Inc., a Delaware corporation, hereby establishes an unfunded executive severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA.  The Plan is in effect for Covered Employees who experience a Covered Termination after the Effective Date and before the termination of the Plan.  The Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of the Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company or any of its subsidiaries that provide for severance benefits.  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 3 hereof.

2.         Purpose.  The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company and its subsidiaries terminates under the circumstances specified herein.  The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company or any of its subsidiaries.

3.         Definitions.  For purposes of the Plan,

(a)        “Acquiring Corporation” shall have the meaning set forth in the definition of Change in Control.

(b)        “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately prior to a Covered Termination (or prior to a Change in Control, if greater), exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(c)        “Benefits Continuation” shall have the meaning set forth in Section 8(a) hereof.

(d)        “Board” shall mean the Board of Directors of the Company.

(e)        “Business Combination” shall have the meaning set forth in the definition of Change in Control.

(f)        “Cause” shall mean (i) a material breach of any material term of any applicable offer letter, or of any material term of any employee confidentiality, noncompetition, nonsolicitation, proprietary rights or similar agreement, with the Company or any of its subsidiaries, which breach is not cured (to the extent capable of being cured) within fifteen (15) days after the delivery by the Company or the applicable subsidiary of written notice thereof to the Covered Employee, (ii) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony offense or a crime of dishonesty against the Company or any of its subsidiaries, (iii) repeated unexplained or unjustified refusals or failures to perform any lawful, material obligation on behalf of the Company or any of its subsidiaries at the direction of the Board, the Chief Executive Officer, or the Covered Employee’s supervisor, which refusal or failure is not cured (to the extent capable of being cured) within fifteen (15) days after the delivery by the Company or the applicable subsidiary of written notice thereof to the Covered Employee, or (iv) willful misconduct with respect to the Company or any of its subsidiaries that results in, or is reasonably likely to result in, material harm to the Company or any of its subsidiaries.

(g)        “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii):  (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of voting common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination

(which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

(h)        “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(i)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)         “Committee” shall have the meaning set forth in Section 14(a) hereof.

(k)        “Company” shall mean Blue Apron Holdings, Inc. or, following a Change in Control, any successor thereto.

(l)         “Continuing Director” shall have the meaning set forth in the definition of Change in Control.

(m)       “Covered Employees” shall mean all Regular Full‑Time Employees (both exempt and non‑exempt) who (i) are Executives, (ii) are designated by the Plan Administrator as Participants in the Plan as set forth on Exhibit A attached hereto (which exhibit, subject to Section 20 hereof, may be updated from time to time by the Plan Administrator to add any employee who becomes a Covered Employee following the Effective Date), and (iii) experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof.  For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan.  An employee’s full‑time, part-time or temporary status for the purpose of the Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination.  Any person who is classified by the Company or its subsidiaries as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

(n)        “Covered Termination” shall mean (i) a termination by the Company or any of its subsidiaries, as applicable, of the employment of the Covered Employee without Cause prior to a Change in Control, (ii) solely with respect to the persons set forth on Exhibit B attached hereto, a termination by the Company or any of its subsidiaries, as applicable, of the employment of the Covered Employee without Cause, or a resignation by the Covered Employee for Good Reason, in either case, prior to a Change in Control, or (iii) a termination by the Company or any of its subsidiaries, as applicable, of the employment of the Covered Employee without Cause or a resignation by the Covered Employee for Good Reason, in either case, within 12 months following a Change in Control.

(o)        “Delay Period” shall have the meaning set forth in Section 13(b)(1) hereof.

(p)        “Effective Date” shall mean February 25, 2018.

(q)        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(r)        “Exchange Act” shall have the meaning set forth in the definition of Change in Control.

(s)        “Executive” shall mean any employee or executive officer of the Company or any of its subsidiaries whose position is at or above the Senior Vice President level or its equivalent. In addition, in exceptional circumstances for recruitment or retention purposes, the Plan Administrator may from time to time designate certain employees below the Senior Vice President level or its equivalent as an Executive for purposes of the Plan, provided that such employees’ position is at or above the Vice President level or its equivalent. In such event, the Plan Administrator shall designate the level of severance benefits for each such employee at the time such employee is designated as a Participant in the Plan.

(t)         “Good Reason” shall mean, without the Covered Employee’s prior written consent, (i) a material reduction in the Covered Employee’s Base Salary or any bonus opportunity in effect at the time of such proposed reduction; (ii) a material diminution in the Covered Employee’s title, authority, duties, or responsibilities; (iii) with respect to any Covered Employee who at such time reports to the Chief Executive Officer of the Company, a change in such Covered Employee’s reporting arrangement that results in such employee no longer reporting to the Chief Executive Officer (or if at the time of such change there is no Chief Executive Officer, the principal executive officer) of the Company; (iv) relocation of the Covered Employee’s principal place of employment more than twenty-five (25) miles from the location at which such Covered Employee as of the Effective Date (or, to the extent applicable, as of the date such employee becomes a Covered Employee) principally provides services; or (v) any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of any agreement to which the Company or any of its subsidiaries, on the one hand, and the Covered Employee, on the other hand, are party.  In order to establish Good Reason for terminating employment, the Covered Employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason as promptly as practicable following the time such Covered Employee became aware of the existence of such condition, the Company or the applicable subsidiary must fail to cure (to the extent capable of being cured) such condition within thirty (30) days of the date of such notice, and such Covered Employee’s resignation must occur no later than one year following the date such Covered Employee became aware of the existence of the condition giving rise to the Good Reason.

(u)        “Outplacement Benefits” shall have the meaning set forth in Section 8(b) hereof.

(v)        “Outstanding Company Common Stock” shall have the meaning set forth in the definition of Change in Control.

(w)       “Outstanding Company Voting Securities” shall have the meaning set forth in the definition of Change in Control.

(x)        “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company or a subsidiary of the Company.

(y)        “Participants” shall mean Covered Employees.

(z)        “Person” shall have the meaning set forth in the definition of Change in Control.

(aa)      “Plan” shall have the meaning set forth in Section 1 hereof.

(bb)      “Plan Administrator” shall have the meaning set forth in Section 14(a) hereof.

(cc)      “Release” shall have the meaning set forth in Section 6 hereof.

(dd)      “Release Effective Date” shall have the meaning set forth in Section 13(c)(i) hereof.

(ee)      “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least 30 hours a week unless the Company’s or its applicable subsidiary’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(ff)       “Section 409A” shall have the meaning set forth in Section 13 hereof.

(gg)      “Severance Pay” shall have the meaning set forth in Section 7 hereof.

(hh)      “Severance Period” shall have the meaning set forth in Section 7 hereof.

(ii)       “Temporary Employees” are employees treated as such by the Company or a subsidiary of the Company, whether or not in writing.

4.         Coverage.       A Covered Employee may be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.  In order to receive severance benefits under the Plan, Covered Employees must meet the eligibility and other requirements provided below in Sections 5 and 6 hereof.

5.         Eligibility for Severance Benefits.  The following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan Administrator: (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to perform his or her duties due to physical or mental disability or dies; (c) an employee who voluntarily terminates his or her employment, except, in the case of a Covered Termination described in Section 3(n)(ii) or (iii) hereof, a resignation for Good Reason; and (d) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement.

6.         Release; Timing of Severance Benefits.  Receipt of any severance benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations owed to the Company or any of its subsidiaries; and (b) execute and deliver to the Company a suitable waiver and release (the form of which the Company will provide to the Covered Employee no later than his or her last day of employment with the Company or its applicable subsidiary) under which the Covered Employee releases and discharges the Company and its subsidiaries and other affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company or its applicable subsidiary, on the one hand, and the Covered Employee, on the other hand (the “Release”), which Release becomes binding within sixty (60) days following the Covered Employee’s termination of employment.  The Severance Pay will be paid in accordance with the terms of the Plan and the Company’s regular pay practices in effect from time to time and the Benefits Continuation will be paid in the amount and at the time premium payments are made by other participants in the Company’s health benefit plans. The payments shall be made or commence on the first payroll date after the Release Effective Date.

7.         Cash Severance.  A Covered Employee entitled to severance benefits under the Plan shall be entitled to the continuation of such employee’s monthly Base Salary for the applicable severance period indicated below (“Severance Period”) (“Severance Pay”), based upon his or her title/role and commencing at the time set forth in Section 13(c) hereof.

Title/Role of Participant	Severance Period
Chief Executive Officer	12 months
Other Covered Employees	6 months

For purposes of this Section 7 and Section 8 hereof, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination, or, if such employee’s title/role was changed in connection with a Change in Control, immediately prior to such Change in Control.

8.         Other Severance Benefits.  In addition to the foregoing Severance Pay, the severance benefits under the Plan shall include the following benefits:

(a)        Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period if the Covered Employee elects COBRA coverage, and only so long as such coverage continues in force.  Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward health and dental coverage shall end when the new employer’s benefits coverage begins (“Benefits Continuation”).

(b)        At the request of the Covered Employee, the Company will arrange and pay for reasonable outplacement services (“Outplacement Benefits”). The benefit provided will be determined in the Plan Administrator’s sole discretion and will vary based on such Covered Employee’s role within the organization.  No Outplacement Benefits will be paid after six months following the Covered Employee’s date of termination of employment; provided, however, that if the Covered Employee commences new employment prior to the conclusion of such six-month period such Covered Employee’s Outplacement Benefits shall immediately cease upon commencement of such new employment.

(c)        Any unpaid annual or other bonus earned in respect of any completed bonus period that ended prior to the date of the Covered Employee’s Covered Termination that the Plan Administrator determines to be payable to the Covered Employee in its discretion pursuant to the Company’s contingent compensation program, payable at the same time as annual bonuses, or such other earned bonuses, as applicable, are paid to other employees or, if later, upon the Release Effective Date.

(d)        Solely in the case of a Covered Termination pursuant to Section 3(n)(iii) hereof, a lump sum payment, payable on the next payroll date following the Release Effective Date, in an amount equal to the Covered Employee’s annual target bonus for the year of the Covered Termination, multiplied by a fraction (i) the numerator of which is the number of days during such year that the Covered Employee was employed by the Company or its applicable subsidiary, and (ii) the denominator of which is 365.

9.         Equity Awards.  Subject to the following sentence, the treatment of a Covered Employee’s  equity awards with the Company upon a Covered Termination shall be dictated by the terms of the applicable award agreements.  Notwithstanding the foregoing, in the event of a Covered Termination pursuant to Section 3(n)(iii) hereof, all of a Covered Employee’s outstanding equity awards that vest solely based on continued service shall immediately and automatically accelerate and become vested in full as of the Release Effective Date.

10.       Recoupment.  If it is determined by a court of competent jurisdiction that a Covered Employee failed to comply with the terms of the Plan, including the provisions of Section 6 hereof, the Company may require payment to the Company of any benefits described in Sections 7 and 8 hereof that the Covered Employee has already received, to the extent permitted by applicable law, and with the “value” determined in the sole discretion of the Plan

Administrator.  Payment is due in cash or by check within ten (10) business days after the Company provides written notice to a Covered Employee that it is enforcing this provision.  In such event, any benefits described in Sections 7 and 8 hereof not yet received by such Covered Employee will be immediately and automatically forfeited.

11.       Death.  If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate.  For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

12.       Withholding.  The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment or benefit; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment or benefit; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13.       Section 409A.  It is expected that the payments and benefits provided under the Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”).  The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under the Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under the Plan:

(a)        Each installment of the payments and benefits provided under the Plan will be treated as a separate “payment” for purposes of Section 409A.  Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g.,  “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion.  Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)        Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)         With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under the Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)       To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in the Plan.

(c)        To the extent that severance benefits pursuant to the Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Covered Employee’s employment.  If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)         To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of the Plan applied as though such payments commenced immediately upon the termination of Covered Employee’s employment, and any payments made after the Release Effective Date shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment.

(ii)       To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6 hereof, provided that if the sixtieth (60th) day following the termination of Covered Employee’s employment falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year.  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of the Plan had such payments commenced immediately upon the termination of Covered Employee’s employment, and any payments made after the first such payment shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment.

(d)        The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of the Plan, if any provisions of or payments under the Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14.       Plan Administration.

(a)        Plan Administrator. The Plan administrator (the “Plan Administrator”) shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control.  The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Compensation Committee of the Board

c/o Blue Apron Holdings, Inc.

40 West 23rd Street, 5th Floor

New York, NY 10010

Attn: Office of the General Counsel

(b)        Decisions, Powers and Duties.  The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan

Administrator.  The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the Plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and the employee’s spouse or other dependents or beneficiaries and any other interested parties whether or not in being or under a disability.

15.       Indemnification.  To the extent permitted by applicable law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence or willful misconduct.

16.       Plan Not an Employment Contract.  The Plan is not a contract between the Company or any of its subsidiaries, on the one hand, and any employee, on the other hand, nor is it a condition of employment of any employee.  Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company or any of its subsidiaries, or to interfere with the right of the Company or any of its subsidiaries to discharge or terminate the employment of any employee at any time and for any reason.  No employee shall have the right or claim to benefits beyond those expressly provided for in the Plan, if any.  All rights and claims are limited as set forth in the Plan.

17.       Severability.  In case any one or more of the provisions of the Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

18.       Non‑Assignability.  No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

19.       Integration With Other Pay or Benefits Requirements.  The severance payments and benefits provided for in the Plan are the maximum benefits that the Company or any of its subsidiaries will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided for in a separate written agreement.  To the extent that the

Company or any of its subsidiaries owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company or its applicable subsidiary that is not otherwise superseded by the Plan, or to the extent that any federal, state or local law, including, without limitation, so‑called “plant closing” laws, requires the Company or its subsidiaries to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under the Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under the Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

20.       Amendment or Termination.  The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Board, (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for twelve months following the closing of the Change in Control. The Board intends, prior to a Change in Control, to review the Plan and the level of severance benefits provided hereunder at least once every two years.

21.       Governing Law.  The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.

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Exhibit A

Brad Dickerson

Benjamin Singer

Ilia Papas

Tim Smith

Jared Cluff

Elaine Cooney

Exhibit B

Brad Dickerson

Benjamin Singer